EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March ___, 2009 (the “Effective Date”) by and between GetFugu, Inc., a Nevada corporation (the “Corporation”), and Bernard Stolar (the “Executive”).

WHEREAS, the Corporation and Executive wish to enter into a written employment contract which will govern the terms and conditions applicable to Executive’s employment with the Corporation as President and Chief Executive Officer.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Duties and Responsibilities.

A.           Executive shall serve as President and Chief Executive Officer of the Corporation and shall in such capacity report directly to the Corporation’s Board of Directors (the “Board”).  Executive shall have overall authority and responsibility for the day-to-day management of the affairs and business of the Corporation and its subsidiaries, if any, and shall have primary responsibility for the formulation, implementation and execution of strategic policies relating to the Corporation’s business operations, financial objectives and market growth.

B.           Executive agrees to serve as President and Chief Executive Officer of the Corporation during the Employment Period specified in Paragraph 2 and to perform in good faith and to the best of his ability all services which may be reasonably required of him hereunder that are in keeping with his title and status and to be available to render services at all reasonable times and places in accordance with such reasonable directions and requests made by the Corporation acting by majority vote of the Board.  Executive shall, during the term hereof, devote his full working time, ability, energy and skill to the performance of his duties and responsibilities hereunder.  Executive’s principal place of employment shall be the Corporation’s executive offices located in San Francisco, California, but Executive may be required to travel to other geographic locations at the Corporation’s expense from time to time in connection with the performance of his duties hereunder.

C.           The Board will take under consideration the appointment of Executive as a member of the Board promptly following the Effective Date, and will consider re-nominating Executive for membership on the Board each year during the Employment Period.

2.	At-Will Nature of Employment.

A.           Executive’s employment with the Corporation is “at will” and is terminable “at will” by the Corporation or the Executive,  with or without cause.  No person or entity has the authority to alter the at will status of Executive’s at any time except in a written agreement executed by both the Executive and the Corporation.  No statement or writing made in connection with performance reviews, recommendations, promotions, transfers, or any other context shall result in any change in the at will nature of the employment relationship between Executive and the Corporation.  The period during which Executive’s employment continues in effect shall be referred to herein as the “Employment Period.”

B.           Upon termination of the Employment Period, the Executive shall be deemed to have resigned from the Board of Directors and all other offices and committee memberships then held by the Executive with the Corporation.

3.	Cash Compensation and Bonus.

A.           For the first 12-month period beginning on the Effective Date, Executive shall be paid a base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000).  For the second 12-month period beginning on the one-year anniversary of the Effective Date, Executive shall be paid a base salary at the annual rate of Three Hundred Twenty-Five Thousand Dollars ($325,000).  For the third 12-month period and for each subsequent 12 month period following the Effective Date, Executive’s base salary shall be equal to the base salary for the immediately preceding 12-month period plus 5%.  Base salary shall be paid at periodic intervals in accordance with the Corporation’s payroll practices for salaried employees, but not less frequently than two times per month.

B.           Executive shall be entitled to receive an annual bonus equal to two percent (2%) of the Corporation’s net profits before income taxes for each fiscal year during the Employment Period, payable no later than thirty (30) days after the completion of the Corporation’s audit for such fiscal year.  Such bonus shall be pro-rated for any portion of a fiscal year during the Employment Period.

C.           The Corporation shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Corporation under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

D.           If Executive’s employment is terminated by the Corporation at any time following the three-month anniversary and prior to the three-year anniversary of the Effective Date, then Executive shall be entitled to receive cash severance payments equal to twelve months salary at the rate in effect at the time of such termination.  If Executive’s employment is terminated by the Corporation at any time following the three-year anniversary of the Effective Date, then Executive shall be entitled to receive cash severance payments equal to twenty four months salary at the rate in effect at the time of such termination.    Such severance payments shall be paid at periodic intervals over twelve months in accordance with the Corporation’s payroll practices for salaried employees.

4.	Equity Compensation.

The Corporation hereby grants to Executive 10 million shares of the Company’s Common Stock (the “Award Shares”) pursuant to the terms set forth herein and in a “Restricted Stock Award Agreement” in customary form providing an award to Executive on substantially the following terms:

•
The Award Shares are subject to an option held by the Corporation to repurchase the Award Shares at a price of $0.005 per share (the “Repurchase Option”).  The Repurchase Option may not be exercised by the Corporation at any time when the Executive remains a full-time employee of the Corporation or at any time when the Corporation is in material breach of this Agreement. The repurchase option shall expire based on the following schedule:

➢	1,000,000 shares – The repurchase option expires on the mutual execution of this Agreement (i.e., on the Effective Date).
➢	83,333 shares – The repurchase option expires on the first day of each of the first 12 calendar months following the Effective Date.

➢	166,666 shares – The repurchase option expires on the first day of each of calendar months 13 to 24 following the Effective Date.
➢	250,000 shares – The repurchase option expires on the first day of each of calendar months 15 to 36 following the Effective Date.
➢	250,000 shares – The repurchase option expires on the first day of each of calendar months 37 to 48 following the Effective Date.
➢
The repurchase option shall expire in its entirety immediately upon the earlier to occur of (a) a change in control of the Corporation, (b) a sale by the Corporation of substantially all of its assets, (c) the entry by the Corporation into an agreement or acceptance by the Corporation of a term sheet to engage in a change of control transaction or a sale of substantially all of its assets, or (c) the termination of Executive’s employment by the Corporation; provided however, that the repurchase option shall not expire,  and may continue to be exercised by the Corporation,  if the Executive’s employment is terminated because the Executive has engaged in acts or omissions which cause material harm to the Corporation (as shall be determined under California Law), provided that the Corporation shall first have provided Executive with 30 days prior written notice (which notice shall specify in detail the alleged cause for termination), following receipt of which of notice Executive  shall have an opportunity to cure the acts or omissions allegedly giving rise to the reason for termination.

•
All of the certificates for the Award Shares shall be issued to Executive on the Effective Date, but the certificates shall be held in escrow by the Corporation’s counsel pursuant to an escrow agreement, and released to Executive periodically as the repurchase option expires.   Executive will issue a proxy to vote all of the Award Shares in favor of Carl Freer.

5.	Expense Reimbursement.

Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Corporation for all business expenses incurred by Executive in the performance of his duties hereunder, provided that Executive furnishes the Corporation with vouchers, receipts and other details of such expenses in the form reasonably required by the Corporation sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

6.	Fringe Benefits.

A.           Executive shall, throughout the Employment Period, be eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other executive perquisites which are generally made available to the Corporation’s executives and for which Executive qualifies.

B.           Executive shall accrue paid vacation benefits during the Employment Period at the rate of three (3) weeks year per 12-month period commencing on the Effective Date and may take his accrued vacation at such times as are mutually convenient to Executive and the Corporation; provided that no more than ten (10) days’ unused vacation time shall be carried over to subsequent years of service.

7.	Restrictive Covenants.

A.           During the Employment Period:

(i)
Executive shall devote his full working time and energy solely and exclusively to the performance of his duties described herein, except during periods of illness or vacation periods. Notwithstanding the foregoing, Executive may sit on not-for-profit or other boards of directors and provide advisory services to third parties provided that doing so does not materially interfere with his duties or obligations under this Agreement.

(ii)  Executive shall have the right to perform such incidental services as are necessary in connection with (a) Executive’s private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him hereunder, or (b) Executive’s charitable or community activities, or participation in trade or professional organizations, but only if such incidental services do not interfere with the performance of Executive’s services hereunder.

B.           After the Employment Period:

Executive will not, either directly or indirectly, for a period of 12 months following termination of the Employment Period:  (i) contact, for purposes of soliciting employment, any employee of the Corporation; or,  (ii) contact for the purpose of inducing any termination or breach of any contractual relationship with the Corporation, any individual or entity that has a contractual relationship with the Corporation.

8.	Non-Competition.

During any period for which Executive is receiving payments from the Corporation (excluding any period after the first six months during which Executive is receiving severance payments hereunder), Executive shall not directly or indirectly:

(i)
own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with or similar to that of the Corporation; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in a business competitive with the Corporation’s business; or

(ii)
encourage or solicit any of the Corporation’s employees to leave the Corporation’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Corporation and its employees; or

(iii)
solicit any customer of the Corporation or induce any customer or vendor of the Corporation to terminate its existing business relationship with the Corporation or interfere in any other manner with any existing business relationship between the Corporation and any customer, vendor or other third party.

Executive hereby acknowledges that monetary damages may not be sufficient to compensate the Corporation for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants.  Accordingly, in the event of any such breach, the Corporation shall, in addition to the termination of this Agreement and any remedies available to the Corporation at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

9.	Proprietary Information.

A.           Executive hereby acknowledges that the Corporation may, from time to time during the Employment Period, disclose to Executive confidential information pertaining to the Corporation’s business and affairs, technology, research and development projects and client base, including (without limitation) financial information concerning clients and prospective business opportunities.  All information and data, whether or not in writing, of a private or confidential nature concerning the business, technology or financial affairs of the Corporation and its clients (collectively, “Proprietary Information”) is and shall remain the sole and exclusive property of the Corporation.  By way of illustration, but not limitation, Proprietary Information shall include all trade secrets, research and development projects, financial records, business plans, personnel data, computer programs and client lists and accounts relating to the business operations, technology or financial affairs of the Corporation, other similar items indicating the source of the Corporation’s revenue, all information pertaining to the salaries, duties and performance ratings of the Corporation’s employees and all financial information relating to the Corporation’s clients and their proposed or contemplated business transactions.

B.           Executive shall not, at any time during or after such Employment Period, disclose to any third party or directly or indirectly make use of any such Proprietary Information, other than in connection with the Corporation’s business and affairs.

C.           All files, letters, memoranda, reports, records, data or other written, reproduced or other tangible manifestations of the Proprietary Information, whether created by Executive or others, to which the Executive has access during the Employment Period shall be used by Executive only in the performance of his duties hereunder.  All such materials (whether written, printed or otherwise reproduced or recorded) shall be returned by Executive to the Corporation immediately upon the termination of the Employment Period or upon any earlier request by the Corporation, without Executive retaining any copies, notes or excerpts thereof.

D.           Executive’s obligation not to disclose or use Proprietary Information shall also extend to any and all information, records, trade secrets, data and other tangible property of the Corporation clients or any other third parties who may have disclosed or entrusted the same to the Corporation or Executive in connection with the Corporation’s business operations.

E.           Executive’s obligations under this Paragraph 9 shall continue in effect after the termination of his employment with the Corporation, whatever the reason or reasons for such termination, and the Corporation shall have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Paragraph 9.

F.           In addition to the foregoing provisions of this Paragraph 9, if requested by the Board, Executive shall enter into the Corporation’s customary form of “Proprietary Information and Inventions Agreement” (or similar agreement) that is required of other executives of the Corporation.

10.	Successors and Assigns.

The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Corporation, its successors and assigns, and the Executive, the personal representative of his estate and his heirs and legatees.

11.	Notices.

A.           Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested.  If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service.  If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Corporation:

__________________________
__________________________
__________________________
Attention: Chairman of the Board

To Executive:

__________________________
__________________________
__________________________

B.           Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

12.	Governing Law.

The provisions of this Agreement will be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.  Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

13.	Remedies.

All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other.  A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

14.	Counterparts; Delivery by Facsimile.

This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or PDF attachment to electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the day and year written above.

GETFUGU, INC.

By:

Name:

Title:

EXECUTIVE

Bernard Stolar